Exhibit 99.1

Duos Technologies Group Appoints Christopher DeAlmeida as Chief Financial Officer

Experienced Public Company CFO with Large Scale Operations and Deployment Background

JACKSONVILLE, FL / Globe Newswire / August 26, 2026 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a leading provider of adaptive, modular, and scalable Edge Data Center (“EDC”) solutions, announced the appointment of Christopher “Chris” DeAlmeida as Chief Financial Officer (“CFO”), effective Monday, August 24, 2026. Mr. DeAlmeida succeeds retiring CFO Adrian Goldfarb. His appointment follows the Company’s previously disclosed executive transition plan and marks the conclusion of a comprehensive search and evaluation process.

As CFO, Mr. DeAlmeida will oversee capital allocation, financial planning, and investment strategy as Duos continues the rapid rollout of its Edge AI platform to meet strong customer demand. He brings more than 20 years of public company financial leadership to Duos, including prior CFO experience as well as additional expertise in financial planning and analysis, SEC compliance, capital markets, M&A, accounting, and investor relations.

Mr. DeAlmeida most recently served as fractional financial CFO for founder-led and private equity-backed companies, including a multi-brand consumer portfolio and private technology company where he served as CFO. Additionally, Mr. DeAlmeida previously served as CFO of Wrap Technologies, Inc. (Nasdaq: WRAP) from 2022 to 2024. Before that, he served as CFO of Encore where he successfully completed two acquisitions and developed advanced reporting and forecasting tools to grow the company from a start up to a scaled enterprise. He also spent 11 years with Orion Group Holdings, Inc. (NYSE: ORN), a leading specialty infrastructure construction company, where he served as CFO, Treasurer, and Executive Vice President. He is also a co-founder and former CFO of a private equity-backed infrastructure platform and has completed more than 15 buy-side acquisitions in his career.

“Chris is an experienced public company operator with a direct background in building and deploying capital for construction and infrastructure projects, making him a great fit for our business today and where we’re headed in the future,” said Duos CEO Doug Recker. “As we continue to transform the Company into a scaled operator within the broader AI ecosystem, we believe a proven financial executive like Chris presents an ideal combination of industry experience and financial acumen to lead this next stage in our evolution. On behalf of the board of directors and the rest of our management team, I’d like to formally welcome Chris to Duos.”

Recker added, “I’d also like to thank Adrian for his many years of service to our Company. Over the past decade-plus timeframe, Adrian has overseen nearly every aspect of the business at various points in time, and he deserves a tremendous amount of appreciation from our leadership for shepherding Duos into this new era as well as ensuring a smooth transition as Chris takes the reins.”

“The Duos team has made tremendous progress in building an AI infrastructure business in an incredibly short amount of time. They have demonstrated a clear ability to identify attractive market opportunities and successfully compete in high-demand environments, and the Company is now entering an important phase where disciplined execution will be critical. I look forward to joining the team at such an exciting time,” said Chris DeAlmeida. “Looking ahead, I plan to leverage my prior public company finance experience, along with my extensive background in infrastructure development, to help ensure Duos has the financial strategy and capital resources needed to support its rapid growth trajectory.”

Mr. DeAlmeida holds a Bachelor of Science in Finance from the University of Houston-Clear Lake.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, is focused on providing and managing modular data center colocation facilities and infrastructure solutions. Through its wholly owned subsidiaries Duos Edge AI, Inc., and Duos Technology Solutions, Inc. the Company delivers high function computing infrastructure at the “Edge” designed to support high power computing facilities suitable for AI and Enterprise Computing. Duos is strategically focused on scaling its edge data center platforms in conjunction with its data center infrastructure solutions business. It provides manufacturer-agnostic sourcing, and fulfillment services to support efficient deployment of data centers and IT environments. Together, these platforms position the Company to address the growing demand for distributed digital infrastructure, while continuing to support legacy applications in Tier 3 and Tier 4 markets. For more information, visit www.duostech.com and www.duosedge.ai.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts

Investor Relations

Tom Colton & Greg Bradbury

Gateway Group, Inc.

+1 949-574-3860 | DUOT@duostech.com

Media Contact

Duos Technologies Group

iMiller Public Relations

+1.914.315.6424

duot@imillerpr.com